                                                                     EXHIBIT 3.2

                             ARTICLES OF AMENDMENT

                                       OF

                              ROCKDALE GROUP, INC.


                                       1.

       The name of the Corporation is Rockdale Group, Inc.

                                       2.

       The Articles of Incorporation of the Corporation shall be amended by deleting Article 1 thereof in its entirety and substituting the following in lieu of Article 1:

                                      "1.

       The name of the Corporation is Rockdale National Bancshares, Inc."

                                       3.

       The amendment set forth in Article 2 of these Articles of Amendment was adopted on March 4, 1997.

                                       4.

       The amendment was adopted by action of the Corporation's Board of Directors, and no action by the Corporation's shareholders was required by the Corporation's Articles of Incorporation or By-Laws, or by the Georgia Business Corporation Code, in order to adopt the amendment.

       IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by William L. Daniel, President of the Corporation, on this 4th day of March, 1997.

                                        ROCKDALE GROUP, INC.


                                        By: /s/ William L. Daniel
                                            ------------------------------------
                                            William L. Daniel
                                            President